Exhibit A
			   REVENUE SHARING AGREEMENT

				BY AND AMONG

			      LEGG MASON, INC.,

			   ROYCE & ASSOCIATES, INC.,

				     AND

		       THE PRINCIPAL OFFICERS NAMED BELOW

		THIS REVENUE SHARING AGREEMENT ("Agreement") is made and entered into as of July 16, 2001, by and among Legg Mason, Inc., a Maryland corporation ("Legg Mason"); Royce &
Associates, Inc., a New York corporation ("R&A," and together with all its existing and future subsidiaries (each, a "Subsidiary" and, collectively, the "Subsidiaries") "Royce");
Charles M. Royce ("CMR"); W. Whitney George; and John D.
Diederich, who are the principal officers of R&A
(collectively, the "Principal Officers.")

		WHEREAS, pursuant to the Stock Purchase Agreement dated as of July 16, 2001, by and among Legg Mason, R&A, the shareholders of R&A, and Royce Management Company ("RMC") (the "Stock Purchase
Agreement"), at the Closing (as defined in the Stock Purchase
Agreement) (the "Closing"), Legg Mason will acquire from the shareholders of R&A all of the outstanding capital stock of R&A (the "Transaction");

		WHEREAS, prior to the Closing, all of the assets and liabilities of RMC will be transferred to a limited liability company ("New RMC") that is a wholly owned subsidiary of R&A;

		WHEREAS, prior to the Closing, certain employees of Royce will enter into agreements with New RMC relating to the entitlement of such employees to participate in carried interests received by New RMC from certain limited partnerships for which New RMC acts as the general partner;

		WHEREAS, the parties desire to afford the management of R&A discretion with respect to the day-to-day operations of Royce in light of existing management's demonstrated ability to manage
Royce profitably; and

		WHEREAS, the parties hereto desire to enter into certain agreements regarding revenues, expenses and management of Royce deemed necessary by the parties to foster the continued growth and expansion of Royce's business, such agreements to become effective as of, and subject to the occurrence of, the Closing; and

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		NOW, THEREFORE, in consideration of the mutual premises
contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows;

1.      Revenues.

	(a)     Definition of Gross Revenues.   The term "Gross Revenues"
shall mean, for any period, the consolidated gross revenues of R&A and its Subsidiaries (less any portion thereof attributable to any minority equity interest in a Subsidiary held by a third party other than an employee of R&A or any of its Subsidiaries) from whatever source derived, calculated on an accrual basis in accordance with generally accepted accounting principles consistently applied ("GAAP") (but also shall include (X) the amount by which any judgments, awards, settlement amounts, indemnification payments or insurance proceeds received exceed any Company Expenditures incurred or made in respect of the events giving rise to any such judgment, award, settlement amount,indemnification payment or insurance proceeds, and (Y) all annual gross revenues of New RMC constituting "carried interests" and other performance-related fees); provided, however, that Gross Revenues shall not include all or any proceeds received by R&A during such period from any transaction or series of transactions pursuant to which: (A) R&A undergoes a change of control constituting an "assignment" of its investment advisory contracts within the meaning of the Investment
Company Act of 1940 (which change of control does not result from a change of control of Legg Mason), or (B) R&A ceases to serve
(directly or through a Subsidiary) as the primary investment adviser to substantially all of the investment management clients of Royce existing immediately following the Closing, which proceeds shall be distributed in their entirety to Legg Mason; and, provided, further, that Gross Revenues shall not include (i) the amount of any judgments, awards, settlement amounts,indemnification payments (other than those distributions and other payments described in clause (iii) of this proviso, which shall be treated in the manner provided for in clause
(iii) below) or insurance proceeds up to the amount that is the equal to the Company Expenditures incurred or made in respect of the events giving rise to such judgment, award, settlement amount, indemnification payment or insurance proceeds (and such amounts shall be added directly to Retained Operating Revenues in their entirety for the fiscal quarter in which such judgment, award, settlement amount, indemnification payment, or insurance proceeds is recorded in accordance with GAAP, and shall not be included in calculating the amount of any Legg Mason Distribution); (ii) any fees or reimbursements paid pursuant to a plan established under Rule 12b-1 under the Investment Company Act of 1940 ("Rule 12b-1 Fees"), or any front-end or back-end sales loads or other similar sales charges ("Sales Charges"), in either such case received by Royce from any registered investment company or its shareholders, to the extent that such 12b-1 Fees or Sales Charges are offset by payments to third parties in respect of distribution and/or shareholder servicing (and that portion of such fees and reimbursements shall be added directly to Retained Operating Revenues in its entirety for the fiscal quarter in which such third-party payments are incurred or made and utilized to pay or provide for such third-party payments, and shall not be included in calculating the amount of any Legg Mason
Distribution); or (iii) the amount of any capital contribution made to R&A by Legg Mason pursuant to Section 1.3(e) of the Stock Purchase Agreement following Legg Mason having received a distribution or other payment (whether received from the Applicable Cost Overruns Escrow Account Deposit (as defined therein) or directly from the R&A Shareholders (as defined therein)) in respect of Applicable Cost Overruns (as defined

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therein) pursuant to the provisions of Section 1.3 of the Stock
Purchase Agreement (and the amount of each such capital contribution shall (for purposes of this Agreement and the Stock Purchase Agreement) be added directly to Retained Operating Revenues in its entirety for the fiscal year in which the Company Expenditures constituting Applicable Cost Overruns are incurred or made and utilized to pay or provide for such Company Expenditures in the manner provided for in the second sentence of Section 1(c) hereof, and shall not be included in calculating the amount of any Legg Mason Distribution).

	(b)     Allocation of Gross Revenues.   For each of R&A's fiscal
quarters (or portion thereof) commencing on or after the Effective Date during the term of this Agreement:

			(i)     R&A shall distribute or cause to be
distributed to Legg Mason 35% of the Gross Revenues for such fiscal quarter (the "Legg Mason Distribution") subject to any adjustments required pursuant to paragraph (e) below; and

			(ii) R&A shall retain as Retained Operating Revenues 65% of the Gross Revenues for such fiscal quarter. Gross Revenues less the Legg Mason Distribution are referred to herein as "Retained Operating Revenues" (provided that Retained Operating Revenues for any fiscal quarter also shall have added directly to it any amounts contemplated to be added directly thereto for such fiscal quarter by the final proviso to Section 1(a) hereof).

R&A shall make distributions of the Legg Mason Distribution within five (5) business days after the determination of the amount of the Legg Mason Distribution pursuant to Section 1(e) below. Each Subsidiary shall timely make any distributions to R&A which are required for R&A to make distributions of the Legg Mason Distribution. R&A shall have the same fiscal year-end as Legg Mason during the period that it is a direct or indirect subsidiary of Legg Mason.

	(c)     Retained Operating Revenues.

			(i) Retained Operating Revenues for any period shall be applied by R&A to pay and provide for all of Royce's expenses and expenditures during such period, which shall be determined in accordance with GAAP ("Company Expenditures"), including, without limitation: (A) all salaries (and other compensation) and employee benefits of employees of R&A or a Subsidiary, including, without limitation, the Principal Officers, and including, without limitation, any payments required to be made to any employee or former employee pursuant to the terms of an employment agreement between R&A or a Subsidiary and the employee (each, an "Employment Agreement" and, collectively, the "Employment Agreements")); (B) all liabilities of R&A or its Subsidiaries to third parties (other than Legg Mason); (C) all intercompany liabilities (excluding interest and any other payments owed to Legg Mason on debt incurred in connection with the Transaction) from Royce to Legg Mason or its subsidiaries, other than Royce (Legg
Mason and its subsidiaries other than Royce are individually referred to as a "Legg Entity," and collectively, as the "Legg Entities"), including, without limitation, reasonable expenses incurred by Legg Entities upon authorization by R&A; (D) all liabilities of R&A or its Subsidiaries for federal, state or local taxes, licenses or registration

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fees pertaining to the operations of Royce after the Closing (except for any federal, state or local taxes on income of R&A or its Subsidiaries and the Legg Entities, which shall be the responsibility of Legg Mason and shall not be treated as an expense of Royce); (E) depreciation and amortization (other than the amortization of intangible assets resulting from the Transaction); (F) minor capital expenditures (which shall be expensed and not capitalized); (G) interest payments to Legg Mason pursuant to (I) any working capital loan from Legg Mason (as contemplated by Section 1(f) hereof) and (II) the funding of any capital expenditures as contemplated by Section 1(c)(ii) hereof; and (H) any payments or allocations to employee non-managing members of New RMC of carried interests and other performance-related fees in which any such person may participate directly as a member of New RMC.

Without limiting the general nature of the foregoing, "Company Expenditures" for a particular period shall include (without limitation) the amount of any expenses or expenditures incurred or made during such period constituting Applicable Cost Overruns (as defined in the Stock Purchase Agreement) (and the amount of the related capital contribution made to R&A by Legg Mason that was excluded from Gross Revenues pursuant to clause (iii) of the final proviso of Section 1(a) and added directly to Retained Operating Revenues for such period shall be used in such period to pay or provide for such Company Expenditures giving rise to Applicable Cost Overruns).

For purposes of this Agreement, a "minor capital expenditure" shall mean any single expenditure for real or personal property in the amount of $500 or less. The Principal Officers will use their commercially reasonable efforts not to cause R&A or a Subsidiary to enter into any contractual obligation that would reasonably be expected to cause R&A to exceed its ability to pay or provide for them when due out of Retained Operating Revenues.

			(ii) If the President of R&A (the "President") determines to request the funding of non-minor capital expenditures by Legg Mason, such funding shall be discussed in advance by Legg Mason and the President. If Legg Mason agrees to fund a non-minor capital expenditure, such expenditure shall be amortized on the books and records of R&A over a period of time determined in accordance with Legg Mason's practice current at the time of the expenditure consistent with GAAP, and Legg Mason's funding of such expenditure shall be repaid to Legg Mason in accordance with the amortization schedule, together with interest at the rate specified in Section 1(f)(iii) herein or such other rate agreed to by the parties. Legg Mason shall be under no obligation to agree to fund any capital expenditure, and any failure of Legg Mason to so agree shall not constitute a breach of this Agreement. In the event that Legg Mason determines not to fund a non-minor capital expenditure, R&A may fund such non-minor capital expenditure from Retained Operating Revenues.

	(d) Incentive Pool. To provide an incentive to the Principal Officers and other key employees of R&A, R&A shall establish an incentive compensation pool ("Incentive Pool"),which shall be equal to the balance (if any) of the Retained Operating Revenues remaining after subtraction of all Company Expenditures (other than the Incentive Pool)

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with respect to a fiscal year.  The Incentive Pool shall be used by R&A to make cash bonus payments to such Principal Officers and key employees ("Incentive Pool Bonus Distributions"), and the entire Incentive Pool in the aggregate shall be paid as Incentive Pool Bonus Distributions with respect to each fiscal year. The Management Committee shall recommend to the Board of Directors of R&A (the "Board") the recipients and amounts of any Incentive Pool Bonus Distributions, and Incentive Pool Bonus Distributions shall be paid promptly following the completion of each fiscal year (and determination of amounts under Section 2(e) of this Agreement) upon (and subject to) approval by the Board of the recipients and individual bonus amounts to be received from the Incentive Pool for such fiscal year, which approval shall not be unreasonably delayed; provided, however, that, during the initial term of this Agreement, the aggregate portion of the Incentive Pool for any fiscal year to be paid to those Principal Officers and key employees of R&A ("Initial Senior Management Members") who were parties to Employment Agreements with R&A as of the Effective Date (but, for the avoidance of doubt, not the specific recipients of such aggregate portion of the Incentive Pool from among the Initial Senior Management Members, which shall remain subject to approval by the Board in its discretion) shall be jointly determined in good faith by (w) the Board and (x) CMR (for so long as CMR is employed by Royce) or the CMR Representative (as defined in the Stock Purchase Agreement) (following such time as CMR is no longer employed by Royce), each acting reasonably, provided that, in the event the Board and CMR or the CMR Representative (as applicable) are unable to jointly determine in good faith the aggregate portion of the Incentive Pool for any fiscal year to be paid to the Initial Senior Management Members (each acting reasonably), such aggregate portion shall be determined by the Board in good faith for such fiscal year, and provided, further, that, following such time as CMR is no longer employed by Royce, the consent of the CMR Representative shall not be required under this proviso in the event that the percentage of the total Incentive Pool to be paid to the Initial Senior Management
Members in the aggregate for a particular fiscal year of R&A (other than the first fiscal year of R&A following the Effective Date) is at least equal to the percentage of the total Incentive Pool paid to the Initial Senior Management Members in the aggregate for the immediately preceding fiscal year of R&A; and provided, further, that any (I) Incentive Pool Bonus Distribution paid to an Initial Senior Management Member (other than CMR), or (II) Performance Bonus (as defined in the Employment Agreements) paid to an Initial Senior Management Member (other than CMR) that exceeds any minimum Performance Bonus contractually required (whether by a contractually specified minimum Performance Bonus dollar amount or a Performance Bonus formula expressly specified in such Employment Contract) to be paid to such Initial Senior Management Member under his or her Employment Agreement for the applicable fiscal year in respect of which it is paid (the aggregate amounts described in clauses (I) and (II) of this proviso with respect to such fiscal year, the "Applicable Compensation"), in either such case shall constitute (and be designated in writing to such Initial Senior Management Member as) an Early Special Bonus Payment (as such term is defined in the Employment Agreements) unless otherwise elected in writing by (y) CMR (for so long as CMR is employed by Royce) or (z) the Board (following such time as CMR is no longer employed by Royce) with the written consent of the CMR Representative, provided that, the consent of the CMR Representative under this proviso shall not be required if (I) the CMR Representative and the Board fail to agree on the designation of an amount as an Early Special Bonus Payment (each acting reasonably) after reasonable consultation, or the CMR Representative's consent is unreasonably withheld (in which case such percentage shall be determined for such fiscal year in good faith by

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the Board), or (II) following such time as CMR is no longer employed by
Royce, with respect to a particular Initial Senior Management Member, the percentage of the Applicable Compensation paid to such Initial Senior Management Member for a particular fiscal year of R&A (other than the first fiscal year of R&A following the Effective Date) that is designated as an Early Special Bonus Payment is not less than the percentage of the Applicable Compensation paid to such Initial Senior Management Member for the immediately preceding fiscal year of R&A that was designated as an Early Special Bonus Payment. Notwithstanding anything to the contrary in this Agreement, no Incentive Pool Bonus Distributions shall be paid or committed unless and until R&A is current with respect to its required distributions of the Legg Mason Distribution, including the payment in full of principal of and interest on any working capital loans made pursuant to Section 1(f) of this Agreement (to the extent such principal and interest is then required to be paid to Legg Mason under the terms of such working capital loan). Nothing contained in this Agreement shall establish or be deemed to constitute an obligation of R&A to any particular employee of R&A to pay bonuses or other compensation to such employee, or restrict the right of R&A to terminate the employment of any employee at any time, with or without cause.

	(e) Determination of Amounts. The amount of Gross Revenues, the Legg Mason Distribution, Retained Operating Revenues, Company
Expenditures and the Incentive Pool shall be reasonably determined in accordance with this Agreement by the Board: (i) within 30 days after the end of each of the first three fiscal quarters in a fiscal year based on the most recent unaudited consolidated quarterly financial statements of R&A; and (ii) within 30 days after the end of the last fiscal quarter based on the audited annual financial statements of R&A, or at such later time as the audited annual financial statements become available. Any adjustments to the Legg Mason Distribution (including
Legg Mason Distributions made for the first three fiscal quarters of any fiscal year) which are required as a result of the year-end audit of the annual financial statements shall be made by appropriate adjustment to the quarterly distribution for such last fiscal quarter.

	(f)     Conversion to Working Capital Loan.     If R&A fails to
distribute to Legg Mason all or a portion of the Legg Mason Distribution for any fiscal quarter as required under Section 1(b) of this Agreement, Legg Mason may, in its sole and absolute discretion and in lieu of treating such failure as a default under this Agreement, elect to convert R&A's obligation to make such distribution into a working capital loan from Legg Mason which: (i) has an original principal amount equal to the undistributed portion of the Legg Mason Distribution; (ii) is payable on demand; (iii) bears interest at the rate of one half of one percent in excess of the broker-call rate as published in The Wall Street Journal on the day Legg Mason makes the election, compounded annually; (iv) may be prepaid by R&A (without premium or penalty) at any time and from time to time at the President's election; and (v) at Legg Mason's request, shall be evidenced by a promissory note containing such other terms and conditions as are reasonably acceptable to Legg Mason.

	(g)     Nondeductibility of Expenses.   In the event that (i) all or
any portion of the base or incentive compensation, including Bonus

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Distributions, of any R&A employee, or (ii) all or any portion of any other Company Expenditures (excluding, however, amortizable capital expenditures and repayment of the principal balance of any R&A indebtedness) become not fully and currently deductible as a result of a material change or changes in the tax laws (unless the current nondeductibility is due solely to a timing difference between GAAP and tax accounting that causes a particular Company Expenditure to be deductible for tax purposes in a fiscal year different from the fiscal year in which the expense was accrued under GAAP) under federal or state tax laws, rules or regulations (including, without limitation, any judicial or administrative rulings or interpretation thereof), Legg Mason shall have the right to restructure the revenue allocation arrangements reflected in this Agreement in such a manner (including, without limitation, increasing the Legg Mason Distribution) as will put Legg Mason in as favorable an economic position as if such compensation and other Company Expenditure were fully and currently deductible; provided that, to the extent more than one alternative restructuring is available which will put Legg Mason into such economic position, Legg Mason shall choose that alternative which has the least adverse effect on the amount of the Incentive Pool.

	(h) Key-Man Life Insurance. Notwithstanding anything to the contrary herein, (i) any premiums paid by R&A on life insurance policies on which Legg Mason is the beneficiary ("Key-Man Policies") shall not be considered Company Expenditures and shall be paid either by funds provided by Legg Mason or out of the Legg Mason Distribution (except to the extent as may otherwise be agreed to in writing by CMR and Legg Mason, for so long as CMR is an employee of Royce); (ii) any death benefit or other proceeds paid or payable to R&A or a Subsidiary under a Key-Man Policy shall not be considered Gross Revenues; and (iii) all or any portion of said death benefit or other proceeds received by R&A or a Subsidiary as described in the preceding clause (ii) shall be payable to Legg Mason (at such times and in such amounts as Legg Mason elects in its sole discretion), in addition to any Legg Mason Distribution to which Legg Mason is otherwise entitled pursuant to this Agreement.

2.      Management of R&A.

(a)     Board of Directors.

	(i) Legg Mason shall have the right at all times to designate a majority of the Board and of the board of each Subsidiary
("Subsidiary Board") and R&A shall vote all of its shares of voting stock of its Subsidiaries in favor of Legg Mason's designees. Subject to the requirements of the next sentence, the Board shall have such number of members as shall be determined from time to time in writing by Legg Mason. Legg Mason agrees that CMR and John D. Diederich shall be members of the Board and of each committee thereof, and of each Subsidiary Board and each committee thereof, during the term of this Agreement; provided, however, that should the employment of CMR or John D. Diederich with Royce be terminated for any reason while CMR or John D. Diederich is a member of the Board or a Subsidiary Board (or any respective committee thereof), CMR or John D. Diederich (as applicable) shall be promptly removed from the Board and each Subsidiary Board (and each respective committee thereof), and the resulting vacancies thereon shall be filled by an appointee designated by the remaining members of the Board.

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	 (ii)    The Articles of Incorporation of R&A and each
Subsidiary shall provide that: (A) a quorum of the Board, or a Subsidiary Board, shall consist of a majority of the directors in office, attending in person or by teleconference, of which at least one (1) shall be a director designated by Legg Mason and at least one
(1) shall be CMR; provided, however, that in the event that CMR fails to attend a board meeting following reasonable advance notice of the meeting having been provided to him, his attendance shall not be necessary to constitute a quorum of the Board or a Subsidiary Board; and (B) decisions of the Board, or a Subsidiary Board, may be made only upon a vote of the Board, or the Subsidiary Board, in which at least one (1) director designated by Legg Mason votes in favor of the decision of the majority. For so long as CMR is employed by Royce, to the extent that any decision of the Board, or a Subsidiary Board, is to be taken over the objection or against the recommendation of either CMR or the Management Committee (including, without limitation, with respect to the recipients and/or amounts of Incentive Pool Bonus Distributions) Legg Mason shall not prevent CMR or the Management Committee (as applicable) from being afforded an opportunity to be fully heard by the Board, or the Subsidiary Board, as applicable, with respect to the subject matter of such decision.

	(b)     Management Committee.   A Management Committee of R&A (the
"Management Committee") shall be established as of the Effective Date and remain in existence for the term of this Agreement. For so long as CMR is employed by Royce, the Management Committee shall consist exclusively of (i) CMR and (ii) such other of the Principal Officers and/or other key employees of R&A as shall mutually be agreed from time to time by CMR and the Board (provided that any such person described in this clause (ii) promptly shall be removed from the Management Committee in the event that CMR and the Board thereafter at any time do not mutually agree that such person should remain on the Management Committee). At any time during the term of this Agreement that CMR is no longer employed by Royce, the Management Committee shall consist of the Principal Officers employed by Royce at any given time (including the President), as well as any other key employees of Royce who are appointed to the Management Committee by the President with the approval of the Board. Except as provided in subsection (d) below, and subject to any limitations imposed by law, the Management Committee shall consult with the President concerning the day-to-day operations of R&A. Notwithstanding the foregoing provisions of this
Section 2(b) (but subject to Section 1(d) of this Agreement) any decision made by the Management Committee may be superseded by a subsequent decision of the Board.

(c)     President.
      (i) The President shall be responsible for the overall management and operation of Royce consistent with the terms of this Agreement and subject to general supervision by the Board and with advice from the Management Committee. The President shall have the general powers and duties of management usually vested in such office, which shall include the power, subject to the Board's authority, to (A) hire, establish the compensation levels (subject to the Employment Agreements) and other conditions of employment for, and supervise and discharge, employees of R&A or a Subsidiary, and (B) enter into contracts that do not require the approval of the Board.

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No Principal Officer (other than the President) shall voluntary incur
(or commit to incur) on behalf of Royce, and each Principal Officer (other than the President) shall use his or her commercially reasonable efforts to prevent any other employee of Royce from voluntarily incurring (or committing to incur) on behalf of Royce, any Company Expenditures (other than de minimis expenditures incurred by Royce in the ordinary course of business) without express authorization from the President (or such person as has been expressly identified by the President for purposes of making such decisions with respect to particular subject matter).

		(ii) In the event that, for any reason, CMR shall no longer be President, the Board shall select his successor (and any subsequent successor) to the position of President.

	(d) Board Approval. The approval of the Board with respect to actions proposed to be taken by R&A, and a Subsidiary Board with respect to actions proposed to be taken by a Subsidiary, shall be required for R&A or a Subsidiary to take action on the matters set forth below (subject to any shareholder approval of such matters which may be required under applicable law), and decisions by the Board or a Subsidiary Board on such actions may be made only upon a vote of the majority of the full Board or a Subsidiary Board. The approval of the Board is required for:

		(i) any amendment to any Employment Agreement, any change in the compensation or benefits of any employee who is a party to an Employment Agreement, other than as permitted or required under such employee's Employment Agreement, or any other material change in the terms of employment of any of such employees, provided that contributions to nondiscretionary, nonterminable benefit plans as approved by the Board (so long as such contributions are made pursuant to the terms of such plans and in accordance with applicable law) will not require separate Board approval;

		(ii) any agreement or arrangement, whether written or verbal, which imposes payment obligations in excess of $100,000 per annum on R&A or any Subsidiary;

		(iii) the issuance, repurchase or redemption (or any agreement regarding the issuance, repurchase or redemption) of any securities of R&A or any Subsidiary;

		(iv) the acquisition by R&A for its own account, or for the account of a Subsidiary, of any other business or of the equity securities or debt securities of, or the making of any loan or advance to, any other entity, or the entering into any joint venture, profit sharing or similar agreement, provided that Board approval shall not be required for R&A or a Subsidiary to engage in cash management activities for its own account in the ordinary course of business or to make advances of business expenses to any person or entity in the ordinary course of business;

		(v) (A) a material alteration in the fundamental business of Royce, which business for purposes of this provision means the management of investment accounts for individual and institutional clients and activities related thereto, including, without limitation, the sponsorship and management of private and registered investment

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companies, or (B) the initiation of any business that is materially different from such fundamental business, or (C) the addition of new products, including investment company or annuity products, that are in conflict with any product sponsored, managed, offered or distributed by Legg Mason or any of its affiliates or that would result in Legg Mason or any of its affiliates being deemed to be in violation of any obligation under an existing contract or arrangement to which Legg Mason or any of its affiliates is a party or is subject;

		(vi) the sale, exchange, lease or hypothecation of a substantial part of the assets of R&A or a Subsidiary in any manner;

		(vii) the merger, consolidation, combination, voluntary liquidation or voluntary dissolution of R&A or a Subsidiary, subject, however, to the terms of Section 6(d) below;

		(viii) any amendment to the Articles of Incorporation or the By-laws of R&A or a Subsidiary;

		(ix) the voluntary creation of a lien, other than purchase money security interests, against all or any portion of the assets of R&A or a Subsidiary;

		(x) any borrowing of funds in excess of $150,000 in the aggregate by R&A or a Subsidiary;

		(xi) the employment of any professional personnel under an employment contract for a term exceeding one year;

		(xii) the appointment of, or delegation of responsibilities to, any committee of the Board other than as provided in this Agreement;

		(xiii) the election of officers of R&A (other than the Principal Officers' status as such), which shall be consistent with the Articles of Incorporation and By-laws of R&A and in accordance with the terms of the Employment Agreements (where applicable);

		(xiv) transactions between R&A or a Subsidiary and any officer, director or employee of R&A or a Subsidiary, other than the payment of compensation, salary and benefits and the advancement or reimbursement of business expenses;

		(xv) the termination of employment of any Principal Officer or key employee who is a party to an Employment Agreement or the granting of any waiver or consent which would relieve any such Principal Officer or key employee from any material obligation or restriction under such Employment Agreement;

		(xvi) the payment of any dividend other than those provided for in this Agreement;

		(xvii) the waiver by R&A of any of the covenants under the Stock Purchase
Agreement affecting the compensation or obligations of, or restrictions upon, the Principal
Officers or other key employees of R&A;

		(xviii) the initiation and settlement of any material litigation, arbitration or regulatory proceeding or investigation involving R&A or a Subsidiary; and

		(xix)   the entry into any subadvisory or other
subcontractual relationship under which R&A or a Subsidiary will pay a portion of the advisory or other fees it earns with respect to an account to any subadvisor or subcontractor, other than arrangements among Royce.

3.      New RMC.        Each employee of Royce who participates in New RMC-
related Retained Operating Revenues comprised of "carried interests"
(or similar profit participations) received from collective investment vehicles sponsored or managed by New RMC that are not registered as investment companies under the Investment Company Act shall, if such employee so elects, be admitted as a non-managing member of New RMC
(solely for purposes of receiving his or her carried interest participation therein) and enter into a "carried interest percentage" agreement with New RMC (provided, however, that any such employee shall remain a non-managing member of New RMC only for so long as such continued participation has been approved by the Board). The documentation relating to the carried interest participation described in the preceding sentence shall be in form and substance reasonably acceptable to Legg Mason and the President. Legg Mason, R&A and the Principal Officers agree to make their respective tax elections and filings in a manner that is consistent with the treatment of such carried interest participations as capital gains by such participating employees.

4. Administration. The parties hereto agree to meet and consult, at such times as may be reasonably requested by (i) Legg Mason; (ii) CMR (for so long as he is an employee of Royce); or (iii) if CMR is no longer an employee of Royce, any other Principal Officer, to endeavor in good faith to agree on appropriate procedures for administering the provisions of this Agreement.

5. Effectiveness, Term and Status as Parties. This Agreement shall constitute a binding agreement among the parties as of the date hereof; provided, however, that this Agreement shall become effective only as of, and subject to the occurrence of, the Closing (the "Effective
Date") and, in the event that the Stock Purchase Agreement is terminated for any reason without the Closing having occurred, this Agreement shall automatically terminate without further obligation or liability on the part of any party hereto. This Agreement shall continue in effect for an initial term of five (5) years from the Effective Date; provided, however, that in the event that a Contingent Payment Escrow Account Deposit, as defined in the Stock Purchase Agreement, is made with respect to a Year 5 Contingent Payment, as defined in the Stock Purchase Agreement, this Agreement shall continue in effect for an initial term of six (6) years from the Effective Date,and at either such time, it shall automatically be renewed for successive one-year periods unless
(i) terminated in writing by (A) Legg Mason, or (B) CMR, for so long as he is employed by Royce, or if CMR is no longer employed by Royce, fifty percent (50%) or more of the Principal Officers or (ii) terminated in the manner described below by Legg Mason at such time as there are no

Principal Officers party to this Agreement. If the employment of any Principal Officer by R&A ceases for any reason, such Principal Officer shall automatically cease to be a party to this Agreement and to have any rights hereunder and shall cease to be a Principal Officer for purposes of this Agreement. At the election of Legg Mason, any replacement President (who is not already a Principal Officer) shall become a Principal Officer for purposes of this Agreement and become a party to this Agreement. In the event that there are no Principal Officers party to this Agreement employed by Royce, Legg Mason may, at its election, terminate this Agreement.

In the event of a failure by R&A to make any four consecutive quarterly distributions of the Legg Mason Distribution, in whole or in part, within the time period specified in Section 1(b) of this Agreement, which amount, in the aggregate, to a shortfall in the Legg Mason Distribution of at least $50,000, (whether or not a working capital loan is established pursuant to Section 1(f) of this Agreement), Legg Mason shall have the right, until such time as the total shortfall in the Legg Mason Distribution is paid to Legg Mason in full, to terminate this Agreement, effective upon written notice to the other parties to this Agreement; provided, however, that such failure was not caused, directly or indirectly, by the imposition of expenses or expenditures (for the avoidance of doubt, other than any involuntary expenses or expenditures (i.e., fines, settlements, judgments and substantially similar expenditures), with respect to which CMR shall have no right to object for purposes of this proviso) upon Royce by the Board over the written objection of CMR, for so long as he is employed by Royce.

6.      Financial Statements.

	(a)     Monthly Statements.     R&A shall use its reasonable best
efforts to provide to Legg Mason, within five (5) business days, in the case of clause (i) below, and three (3) business days, in the case of clause (ii) below, following the end of each calendar month during each fiscal quarter during the term of this Agreement, an unaudited: (i) balance sheet as of the end of the most recent month; and (ii) statement of income and expenses for the most recent month. Such monthly financial statements shall be prepared on an accrual basis.

	(b) Quarterly Statements. R&A shall use its reasonable best efforts to provide to Legg Mason, within five (5) business days, in the case of clause (i) below, and three (3) business days, in the case of clauses (ii) and (iii) below, following the end of each fiscal quarter during the term of this Agreement, an unaudited: (i) balance sheet as of the end of the most recent fiscal quarter; (ii) statement of income and expenses for the most recent fiscal quarter and the fiscal year to date; and (iii) statement of cash flows for the fiscal year to date. Such quarterly financial statements shall be prepared on an accrual basis.

	(c)     Annual Statements.      R&A shall use its reasonable best
efforts to provide to Legg Mason, within twenty (20) business days after the close of each fiscal year during the term hereof: (i) a balance sheet as of the close of the fiscal year; (ii) a statement of income and expenses for the fiscal year; (iii) a statement of cash flows for the fiscal year; (iv) a statement of changes in stockholders' equity for the fiscal year; and (v) a draft of the notes accompanying the foregoing financial statements. Such annual financial statements shall be prepared on an accrual basis in accordance with GAAP and shall be subject to audit by independent certified public accountants designated by Legg Mason.

	(d)     Financial Reporting.    The financial statements described
in subsections (a) - (c) above shall be reported on a separate legal entity basis for R&A and each Subsidiary.

	(e)     Other Financial Reports.        Legg Mason shall have the
right at any time to receive from R&A such additional financial statements and reports as Legg Mason may from time to time reasonably request, whether or not such financial statements and reports have been prepared previously by R&A.

	(f)     Expenses of Preparation.        The expense of preparing the
financial statements and reports described in this Section 5, except for those prepared under subsection (e) above, shall be Company Expenditures and, as such, shall be paid from Retained Operating Revenues. Legg Mason shall pay the expense of preparing any financial statements and reports prepared under subsection (e) above.

	(g)     Access to Books and Records.    Legg Mason shall have full
access to the books and records of R&A and each of its Subsidiaries. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that R&A's obligations hereunder shall not in any way imply a limitation on Legg Mason's right, as the owner (directly or indirectly) of Royce, to full access to all such books and records at any time.

7.      General.

	(a)     Captions.       The captions herein have been inserted solely for
convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

	(b)     Amendments.   This Agreement may be amended only (i) for so
long as CMR is an employee of Royce, by a written amendment executed and delivered by each of Legg Mason and CMR and any such amendment shall not require the consent, written or otherwise, of R&A or any other Principal Officer, and (ii) following such time as CMR is no longer an employee of Royce, by a written amendment executed and delivered by Legg Mason and each person who is a Principal Officer at the time of such amendment and any such amendment shall not require the consent, written or otherwise, of R&A.

	(c)     Waivers.    Neither this Agreement nor any term or condition
hereof or right hereunder may be waived (or shall be deemed to have been waived), in whole or in part, by any party (or by the forbearance of any party to exercise any of its rights hereunder), except by written instrument executed (i) by Legg Mason, in the case of any waiver by Legg Mason or R&A of any term or condition hereof, or (ii)(A) for so long as CMR is an employee of Royce, by CMR, in the case of any waiver by the Principal Officers of any term or condition hereof (and any such waiver shall not require the consent, written or otherwise, or any other party hereto) and (B) following such time as CMR is no longer an employee of Royce, by such Principal Officer, in the case of any waiver by a particular Principal Officer (solely on his or her own behalf) of any term or condition hereof. In the case of a breach by any party of any agreement or undertaking hereunder, a nondefaulting party may nevertheless accept from the defaulting party any payment or performance hereunder and may continue to operate under this Agreement without in any way waiving its rights or remedies.

	(d)     Assignment.     None of the parties shall have the right to
assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties. Any merger or consolidation of R&A (or any direct or indirect parent thereof, other than Legg Mason), or any sale or transfer of all or substantially all of the stock or assets of R&A (or any direct or indirect parent thereof, other than Legg Mason) shall be deemed an assignment by Legg
Mason in violation of the terms of this subsection (d), unless (i)
Legg Mason shall be the direct or indirect parent of the successor entity, and (ii) all of the assets of R&A as of immediately prior to such transaction (including, without limitation, its relationships with clients, contracts and agreements related thereto) constitute assets of the successor entity to such transaction (and/or subsidiaries of such entity, as applicable) following the effectiveness of such transaction and such successor entity has replaced R&A as a party hereto and assumed all of R&A's liabilities and obligations hereunder (with such successor entity thereafter constituting the entity with respect to which Gross Revenues are measured hereunder) in which case the other parties' consent shall not be required. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns.

	(e)     Counterparts.   This Agreement may be executed in two or
more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same instrument.

	(f)     Entire Agreement.       This Agreement (together with the
Stock Purchase Agreement and the Employment Agreements, to the extent any such person is a party thereto) constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth in this Agreement.

	(g)     No Other Rights.    Subject to the last sentence of Section
6(d) of this Agreement, nothing herein, either express or implied, is intended or shall be construed to give any person, other than Legg
Mason, R&A and the Principal Officers, any rights or remedies under or by reason of this Agreement.

	(h) Neither Party to Bind Other; Publicity. R&A and Legg Mason shall not incur obligations or make binding commitments on behalf of the other, or make representations to third parties that they have the authority to do so. However, Legg Mason and R&A may represent and advertise that they are affiliated with the other.

	(i) Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws of the State of New York.

	(j)     Notices.        All notices, requests, demands and other
communications hereunder shall be in writing and shall be deemed effective (i) when delivered personally, (ii) when sent by confirmed facsimile, (iii) one (1) day after deposit with a commercial overnight carrier with written verification of receipt, or (iv) 3 days after deposit in the United States mail by certified mail postage prepaid. All communications will be sent to the party to whom it is directed at the address set forth below:



				(i)     If to R&A

				Royce & Associates, Inc.
				1414 Avenue of the Americas
				New York, New York 10019
				Attention:      Charles M. Royce
			Facsimile No.: (212) 752-8875


		     (ii)    If to any Principal Officer:

		     Charles M. Royce
		     President and Chief Executive and Investment Officer Royce & Associates, Inc.
		     8 Sound Shore Drive
		     Greenwich, Connecticut  06830
		     Facsimile No.: (203) 869-4145

		     W. Whitney George
		     Senior Portfolio Manager
		     Royce & Associates, Inc.
		     1414 Avenue of the Americas
		     New York, New York 10019
		     Facsimile No.: (212) 832-8921

		     John D. Diederich
		     President, Royce Fund Services, Inc.
		     Royce & Associates, Inc.
		     1414 Avenue of the Americas
		     New York, New York 10019
		     Facsimile No.: (212) 832-8921

	     (iii)   If to Legg Mason:

		     Legg Mason, Inc.

		     100 Light Street
		     Baltimore, Maryland  21202
		     Attention:      Raymond A. Mason
		     Chairman, President and
		     Chief Executive Officer
		     Facsimile No.:  (410) 685-2365

		     with copies to:

		     Legg Mason, Inc.
		     100 Light Street
		     Baltimore, Maryland  21202
		     Attention:      Robert F. Price, Esq.
				     General Counsel
		     Facsimile No.:  (410) 539-4607

Any party may change the address to which such notices are to be sent by giving the other parties notice thereof in the manner herein set forth.

	(k)     Arbitration.    If (i) for so long as CMR is an employee
of Royce, CMR notifies Legg Mason and the Board that he objects, or
(ii) following such time as CMR is no longer an employee of Royce, fifty percent (50%) or more of the Principal Officers notify Legg Mason and the Board that they object, in either such case, to the determination by the Board of the Gross Revenues, the Legg Mason Distribution, the Retained Operating Revenues, the Company Expenditures and/or the Incentive Pool, for any applicable period, then CMR (if he is the objecting party) or such Principal Officers (if they are the objecting parties), on the one hand, and Legg Mason, on the other hand, shall negotiate in good faith to resolve in writing any differences, and any such agreed resolutions shall be final and binding upon the parties hereto. With respect to any resolutions so agreed upon or otherwise rendered by the Arbitrator (as provided below), Legg Mason shall cause the Board to promptly comply with and put into effect such resolutions. Each of the parties hereto shall co-operate with the other parties hereto in all reasonable respects in connection with the resolution of any disputed matters, and shall promptly provide access to the other parties hereto and to the Arbitrator (if applicable) to information in such party's or R&A's (as applicable) possession that is relevant to the resolution of any such disputed matters (including, without limitation access to such party's work papers, memoranda and internal and external professional advisors). If after ten (10) days following such notice (the "Negotiation Period") any of such objections have not been resolved (the "Disputed Matters"), then such Disputed Matters shall be submitted to arbitration in New York City, New York and shall be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules before three arbitrators, one of which shall be selected by Legg Mason, one of which shall be selected by CMR (or following such time as CMR is not longer an employee of Royce, fifty percent (50%) or more of the Principal Officers), and one of which shall be selected in accordance with
Section 12 of the American Arbitration Association Commercial Arbitration Rules, each of whom shall have substantial business experience in the investment management industry (collectively, the "Arbitrator"). The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The Arbitrator shall render an opinion in writing setting forth the basis of its decision on the Disputed
Matters. The costs and expenses of the Arbitrator shall be shared equally by Legg Mason and R&A; provided, however, that R&A's share of such cost and expense shall be treated as a Company Expenditure. A Principal Officer who does not object may monitor the arbitration at his expense and shall be entitled to notice of, and to attend, all arbitration proceedings. Any portion of the Legg Mason Distribution or the Incentive Pool that is affected by the Disputed Matters shall not be distributed until the resolution of the Disputed Matters, and upon such resolution any increase in the Incentive Pool shall be distributed to all participants in the Incentive Pool as determined by CMR, for so long as CMR is employed by Royce, or by fifty percent (50%) or more of the Principal Officers, if CMR is no longer an employee of Royce.

Nothing in this Agreement shall be deemed to limit any party's right to seek injunctive relief from any court of competent jurisdiction, or to limit any party's right to seek the enforcement by any such court of a decision of the Arbitrator (to the extent any such decision is not otherwise promptly complied with by the parties hereto).

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

			    LEGG MASON, INC.


		   By:
		       Raymond A. Mason,
		       President and Chief Executive Officer


		   ROYCE & ASSOCIATES, INC.


		    By:
			Charles M. Royce
			President and Chief Executive and Investment Officer


		    PRINCIPAL OFFICERS (each in his individual
				       capacity):

		    By:
			Charles M. Royce
			President and Chief Executive and Investment Officer


		    By:
			W. Whitney George
			Senior Portfolio Manager


		    By:
			John D. Diederich
			President, Royce Fund Services, Inc.